Exhibit 99.1

Dorian LPG Ltd. Announces Second Quarter Fiscal Year 2022 Financial Results

Stamford, CT –November 3, 2021– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended September 30, 2021.

Highlights for the Second Quarter Fiscal Year 2022

●	Completed the sale of the Captain Markos NL, generating proceeds of $43.4 million net of commission, recognizing a gain on sale of $3.5 million.
●	Paid cash dividend of $1.00 per share of our common stock to all shareholders of record as of the close of business on August 9, 2021.
●	Entered into agreements to time charter-in three newbuilding dual-fuel Panamax LPG vessels with purchase options that are scheduled to be delivered in the second and third calendar quarter 2023 for a period of seven years each and to time charter-in a VLGC for one year delivered to us in October 2021.
◾	Revenues of $63.1 million and Time Charter Equivalent (“TCE”)(1) rate for our fleet of $30,996 for the three months ended September 30, 2021, compared to revenues of $54.7 million and TCE rate for our fleet of $26,015 for the three months ended September 30, 2020.

◾	Net income of $14.1 million, or $0.35 earnings per diluted share (“EPS”), and adjusted net income(1) of $9.9 million, or $0.25 adjusted earnings per diluted share (“adjusted EPS”),(1) for the three months ended September 30, 2021.

◾	Adjusted EBITDA(1) of $37.9 million for the three months ended September 30, 2021.
●	Provided three-month notice in connection with the exercise of our repurchase option of the Captain John NP for $15.8 million in cash and application of the $25.2 million deposit.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

Key Recent Development

●	Provided three-month notice in connection with the exercise of our repurchase option of the Captain Nicholas ML for $17.8 million in cash and application of the of $27.9 million deposit.

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “It is noteworthy that our commercial team has produced good results in a fair but volatile spot market this past quarter. Also, our ship management teams are close to concluding the survey cycle for the nineteen ships that we took delivery of between 2014 and 2016. Our crew situation continues to improve although there are still problem ports where crew changes are difficult or completely prohibited. I am grateful for the support of our team members at sea and the hard work of all our shore side personnel as we continue to strengthen our balance sheet and return value to our shareholders.”

Second Quarter Fiscal Year 2022 Results Summary

Net income amounted to $14.1 million, or $0.35 per diluted share, for the three months ended September 30, 2021, compared to $0.5 million, or $0.01 per diluted share, for the three months ended September 30, 2020.

Adjusted net income amounted to $9.9 million, or $0.25 per diluted share, for the three months ended September 30, 2021, compared to adjusted net loss of ($3.4) million, or ($0.07) per diluted share, for the three months ended September 30, 2020. Net income for the three months ended September 30, 2021 is adjusted to exclude a gain on disposal of vessel of $3.5 million and an unrealized gain on derivative instruments of $0.7 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $13.3 million increase in adjusted net income for the three months ended September 30, 2021, compared to the three months ended September 30, 2020, is primarily attributable to an increase of $8.4 million in revenues; decreases of $3.0 million in vessel operating expenses, $2.1 million in charter hire expenses, $1.1 million in interest and finance costs, $0.4 million in depreciation and amortization; a $1.2 million favorable change in realized loss on derivatives; and a $0.8 million favorable change in other gain/(loss), net; partially offset by increases of $3.5 million in general and administrative costs and $0.2 million in voyage expenses.

The TCE rate for our fleet was $30,996 for the three months ended September 30, 2021, a 19.1% increase from a TCE rate of $26,015 for the same period in the prior year, primarily driven by increased bunker costs. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 97.4% in the quarter ended September 30, 2020 to 95.7% in the quarter ended September 30, 2021.

Vessel operating expenses per day decreased to $9,210 for the three months ended September 30, 2021 compared to $10,591 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $63.1 million for the three months ended September 30, 2021, an increase of $8.4 million, or 15.3%, from $54.7 million for the three months ended September 30, 2020 primarily due to an increase in average TCE rates despite a decrease in fleet utilization. Average TCE rates increased by $4,981 from $26,015 for the three months ended September 30, 2020 to $30,996 for the three months ended September 30, 2021, primarily due to a higher allocation of pool profits due to proportionately more vessels chartered into the Helios Pool by Dorian, coupled with a shift in the mix of vessels in the Helios Pool. This was partially offset by a decrease in the Baltic Exchange Liquid Petroleum Gas Index, which (expressed as U.S. dollars per metric ton) averaged $42.154 for the three months ended September 30, 2021 compared to $51.589 for the three months ended September 30, 2020, and increases in global bunker prices as the average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah increased from $337 during the three months ended September 30, 2020 to $540 during the three months ended September 30, 2021. Additionally, in the prior period, we experienced certain inefficiencies due to the positioning of several vessels before and after drydocking resulting in reduced revenues for the period.

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Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $2.4 million and $4.5 million for the three months ended September 30, 2021 and 2020, respectively. The decrease of $2.1 million, or 46.8%, was mainly caused by a decrease in time chartered-in days from 184 for the three months ended September 30, 2020 to 92 for the three months ended September 30, 2021, due to the redelivery of one time chartered-in vessel.

Vessel Operating Expenses

Vessel operating expenses were $18.4 million during the three months ended September 30, 2021, or $9,210 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. Vessel operating expenses per vessel per calendar day decreased by $1,381 from $10,591 for the three months ended September 30, 2020. The decrease in vessel operating expenses for the three months ended September 30, 2021, when compared with the three months ended September 30, 2020, was primarily the result of (i) decreases in operating expenses related to repairs and maintenance, spares and stores, and coolant costs of $2.9 million, or $1,378 per vessel per calendar day with the drydocking of vessels being the primary driver of these increased costs in the prior period and (ii) a reduction of calendar days for our fleet from 2,024 during the three months ended September 30, 2020 to 2,001 during the three months ended September 20, 2021, driven by the sale of the Captain Markos NL.

General and Administrative Expenses

General and administrative expenses were $9.4 million for the three months ended September 30, 2021, an increase of $3.5 million, or 58.2%, from $5.9 million for the three months ended September 30, 2020. This was primarily driven by the timing of annual cash bonuses and restricted stock grants to certain employees causing an increase of $2.4 million in cash bonuses and $0.9 million in stock-based compensation when comparing the three months ended September 30, 2021 and September 30, 2020.

Interest and Finance Costs

Interest and finance costs amounted to $5.6 million for the three months ended September 30, 2021, a decrease of $1.1 million, or 16.6%, from $6.7 million for the three months ended September 30, 2020. The decrease of $1.1 million during this period was due to (i) a decrease of $0.9 million in interest incurred on our long-term debt, primarily resulting from a reduction of average indebtedness and a reduced margin on the commercial tranche of the 2015 AR Facility due to our Security Leverage Ratio being less than 40%, and (ii) a decrease of $0.2 million in amortization of deferred financing fees and loan expenses. Average indebtedness, excluding deferred financing fees, decreased from $657.5 million for the three months ended September 30, 2020 to $587.2 million for the three months ended September 30, 2021. As of September 30, 2021, the outstanding balance of our long-term debt, net of deferred financing fees of $9.3 million, was $566.9 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to $0.7 million for the three months ended September 30, 2021, compared to $4.0 million for the three months ended September 30, 2020. The unfavorable $3.3 million difference is primarily attributable to a decrease of $2.6 million in favorable changes to our forward freight agreements (“FFAs”) and a $0.7 million decrease in favorable fair value changes to our interest rate swaps resulting from changes in forward LIBOR yield curves.

Realized Loss on Derivatives

Realized loss on derivatives was $0.9 million for the three months ended September 30, 2021 compared to $2.1 million for the three months ended September 30, 2020. The favorable $1.2 million reduction of realized loss is primarily attributable to (i) unfavorable settlements of $0.7 million on our FFA positions during the three months ended September 30, 2020 that did not recur in the three months ended September 30, 2021, and (ii) a $0.5 million reduction of realized losses on our interest rate swaps.

Gain on disposal of vessel

Gain on disposal of vessel amounted to $3.5 million for the three months ended September 30, 2021 and was attributable to the sale of the Captain Markos NL. There was no gain on disposal of vessel for the three months ended September 30, 2020.

Fleet

The following table sets forth certain information regarding our fleet as of October 29, 2021.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain John NP(3)	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	—	Pool-TCO(5)	Q4 2021
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2021
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2023
Cobra	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q3 2022
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2022
Caravelle	84,000	Hyundai	B	2016	X	—	Pool-TCO(5)	Q1 2022
Total	1,842,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Venus(9)	77,367	Mitsubishi		2016	X	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.
(9)	Currently time chartered-in to our fleet with an expiration during the fourth calendar quarter of 2022.

Market Outlook & Update

A combination of higher crude oil prices and lower U.S. exports contributed to a rise in both propane and butane prices. In the U.S., Mont Belvieu propane averaged over $1 per gallon each month, reaching an average of 76% of West Texas Intermediate (WTI) in September 2021, a price level not seen since September 2018. Monthly average prices also rose in major demand centers of Northwestern Europe and the Far East region. Propane CIF ARA rose from 59% of Brent on average in the second calendar quarter of 2021 to over 70% in the third calendar quarter 2021. A similar rise was seen in the East with CFR Japan rising from around 66% of Brent in the second calendar quarter 2021 to 78% of Brent in the third calendar quarter of 2021.

U.S. propane inventory levels remain very low and in the second calendar quarter of 2021 decreased to the lowest level during the last five years. This has kept a bullish sentiment on U.S. Mont Belvieu propane prices and has disincentivized exports to the global market. In the third calendar quarter of 2021, U.S. LPG exports fell around 440,000 tons from the previous quarter.

At the same time, additional petrochemical capacity for LPG continues to be added particularly in China where a new propane dehydrogenation (PDH) plant and steam cracker began operating reliant on seaborne imports.

With the rise in feedstock prices, LPG was seen to be less favorable for utilisation in flexible steam crackers with the propane-naphtha spread in Northwestern Europe narrowing throughout the quarter from an average of ($90) per ton in the second calendar quarter 2021 to an average of ($2) per ton in the third calendar quarter of 2021. By the end of the third calendar quarter of 2021, propane-naphtha spreads were positive in both Northwestern Europe and in the Far East region. According to NGL Strategy’s archetypal model, variable margins for the production of ethylene via steam cracking fell for both naphtha and propane in the third calendar quarter of 2021 from the previous quarter, with propane showing the largest drop due in part to the increase in feed cost. The Far East saw margins fall to just $9 per ton in August of 2021 for propane before turning negative in September of 2021.

The Baltic VLGC index averaged around $42 per metric ton in the third calendar quarter of 2021, $11 per metric ton below the performance of the Baltic Index as of the second calendar quarter of 2021.

Currently, the VLGC orderbook stands at approximately 24% of the current global fleet. An additional 74 VLGCs, equivalent to roughly 6.6 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year-end 2024. The average age of the global fleet is now approximately nine to ten years old.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition, and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Statement of Operations Data
Revenues	$63,086,858	$54,710,277	$126,037,596	$127,875,601
Expenses			.	.
Voyage expenses	1,064,613	858,919	2,421,005	1,674,114
Charter hire expenses	2,403,968	4,518,850	5,912,038	9,234,448
Vessel operating expenses	18,428,738	21,435,904	38,710,292	38,825,267
Depreciation and amortization	16,769,098	17,202,714	33,912,013	34,093,127
General and administrative expenses	9,351,728	5,912,810	17,390,535	17,215,786
Total expenses	48,018,145	49,929,197	98,345,883	101,042,742
Gain on disposal of vessel	3,466,210	—	3,466,210	—
Other income—related parties	580,387	632,680	1,213,275	1,100,703
Operating income	19,115,310	5,413,760	32,371,198	27,933,562
Other income/(expenses)
Interest and finance costs	(5,557,707)	(6,665,144)	(11,207,481)	(15,752,380)
Interest income	39,104	91,349	225,403	216,184
Unrealized gain on derivatives	714,998	3,968,686	1,148,724	3,472,880
Realized loss on derivatives	(914,837)	(2,129,695)	(1,818,555)	(2,935,924)
Other gain/(loss), net	704,935	(141,006)	(748,386)	(228,367)
Total other income/(expenses), net	(5,013,507)	(4,875,810)	(12,400,295)	(15,227,607)
Net income	$14,101,803	$537,950	$19,970,903	$12,705,955
Earnings per common share—basic	0.35	0.01	0.49	0.25
Earnings per common share—diluted	$0.35	$0.01	$0.49	0.25
Financial Data
Adjusted EBITDA(1)	$37,918,701	$22,295,472	$67,697,606	$63,409,539
Fleet Data
Calendar days(2)	2,001	2,024	4,003	4,026
Time chartered-in days(3)	92	184	230	376
Available days(4)	2,092	2,126	4,122	4,258
Operating days(5)(8)	2,001	2,070	3,952	3,824
Fleet utilization(6)(8)	95.7%	97.4%	95.9%	89.8%
Average Daily Results
Time charter equivalent rate(7)(8)	$30,996	$26,015	$31,280	$33,002
Daily vessel operating expenses(9)	$9,210	$10,591	$9,670	$9,644

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$14,101,803	$537,950	$19,970,903	$12,705,955
Interest and finance costs	5,557,707	6,665,144	11,207,481	15,752,380
Unrealized gain on derivatives	(714,998)	(3,968,686)	(1,148,724)	(3,472,880)
Realized loss on interest rate swaps	914,837	1,451,629	1,818,555	1,993,334
Stock-based compensation expense	1,290,254	406,721	1,937,378	2,337,623
Depreciation and amortization	16,769,098	17,202,714	33,912,013	34,093,127
Adjusted EBITDA	$37,918,701	$22,295,472	$67,697,606	$63,409,539

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., repositioning following drydocking, commercial waiting, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except operating days)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Numerator:
Revenues	$63,086,858	$54,710,277	$126,037,596	$127,875,601
Voyage expenses	(1,064,613)	(858,919)	(2,421,005)	(1,674,114)
Time charter equivalent	$62,022,245	$53,851,358	$123,616,591	$126,201,487

Pool adjustment*	—	(22,760)	(59,358)	1,585,112
Time charter equivalent excluding pool adjustment*	$62,022,245	$53,828,598	$123,557,233	$127,786,599

Denominator:
Operating days	2,001	2,070	3,952	3,824
TCE rate:
Time charter equivalent rate	$30,996	$26,015	$31,280	$33,002
TCE rate excluding pool adjustment*	$30,996	$26,004	$31,264	$33,417

*  Adjusted for the effect of reallocations of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Six months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Company Methodology:
Operating Days	2,001	2,070	3,952	3,824
Fleet Utilization	95.7%	97.4%	95.9%	89.8%
Time charter equivalent rate	$30,996	$26,015	$31,280	$33,002

Alternate Methodology:
Operating Days	2,089	2,126	4,119	4,258
Fleet Utilization	99.9%	100.0%	99.9%	100.0%
Time charter equivalent rate	$29,690	$25,330	$30,011	$29,639

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$14,101,803	$537,950	$19,970,903	$12,705,955
Unrealized gain on derivatives	(714,998)	(3,968,686)	(1,148,724)	(3,472,880)
Gain on disposal of vessel	(3,466,210)	—	(3,466,210)	—
Adjusted net income/(loss)	$9,920,595	$(3,430,736)	$15,355,969	$9,233,075

Earnings per common share—diluted	$0.35	$0.01	$0.49	$0.25
Unrealized gain on derivatives	(0.02)	(0.08)	(0.03)	(0.07)
Gain on disposal of vessel	(0.08)	—	(0.08)	—
Adjusted earnings/(loss) per common share—diluted	$0.25	$(0.07)	$0.38	$0.18

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	September 30, 2021	March 31, 2021
Assets
Current assets
Cash and cash equivalents	$98,105,235	$79,330,007
Restricted cash—current	5,315,951	5,315,951
Trade receivables, net and accrued revenues	347,230	202,221
Due from related parties	29,805,770	56,191,375
Inventories	1,780,298	2,007,464
Prepaid expenses and other current assets	10,933,818	10,296,229
Total current assets	146,288,302	153,343,247
Fixed assets
Vessels, net	1,311,063,981	1,377,028,255
Vessels under construction	8,059,748	—
Other fixed assets, net	105,735	148,836
Total fixed assets	1,319,229,464	1,377,177,091
Other non-current assets
Deferred charges, net	10,658,199	10,158,202
Due from related parties—non-current	22,000,000	23,100,000
Restricted cash—non-current	80,651	81,241
Operating lease right-of-use assets	12,928,782	17,672,227
Other non-current assets	413,528	82,837
Total assets	$1,511,598,926	$1,581,614,845
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$9,432,098	$9,831,328
Accrued expenses	9,579,112	8,765,264
Due to related parties	37,434	117,803
Deferred income	613,266	853,983
Derivative instruments	487,361	1,100,529
Current portion of long-term operating lease liabilities	9,666,997	9,591,447
Current portion of long-term debt	66,472,664	51,820,283
Dividends payable	230,090	—
Total current liabilities	96,519,022	82,080,637
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	500,391,565	539,651,761
Long-term operating lease liabilities	3,252,857	8,080,995
Derivative instruments	2,919,306	3,454,862
Other long-term liabilities	1,566,886	1,521,260
Total long-term liabilities	508,130,614	552,708,878
Total liabilities	604,649,636	634,789,515
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,275,609 and 51,071,409 shares issued, 40,140,366 and 41,493,275 shares outstanding (net of treasury stock), as of September 30, 2021 and March 31, 2021, respectively	512,757	510,715
Additional paid-in-capital	758,711,553	756,776,217
Treasury stock, at cost; 11,135,243 and 9,578,134 shares as of September 30, 2021 and March 31, 2021, respectively	(121,209,001)	(99,862,114)
Retained earnings	268,933,981	289,400,512
Total shareholders’ equity	906,949,290	946,825,330
Total liabilities and shareholders’ equity	$1,511,598,926	$1,581,614,845

Conference Call

A conference call to discuss the results will be held today, November 3, 2021 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13724745. The replay will be available until November 10, 2021, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-three modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividend referenced in this release was is an irregular dividend. Future declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.